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                                                                 EXHIBIT 10.42.4

                                    AMENDMENT
                            Dated as of March 1, 2002


WHEREAS, ACTV, INC., a Delaware corporation having an office at 233 Park Avenue South, New York, New York 10003 (hereinafter referred to as "Employer"), and BRUCE J. CROWLEY, an individual residing at 257 West 17th Street, New York, New York 10011, are parties to that certain Employment Agreement dated as of August 1, 1995 (as heretofore amended by that certain Salary Amendment dated as of September 1, 2001, the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement, effective the date hereof, to restate the option exercise provisions set forth in Section 4.g thereof as hereinbelow set forth;

NOW, THEREFORE, the parties hereby agree as follows:

1. Amendment. Section 4.g of the Agreement is hereby deleted therefrom in its entirety, and a new Section 4.g is hereby inserted in place thereof, such new
Section 4.g to be and read as follows:

                  "g. Unless a pre-existing plan of Employer expressly forbids it, Employee may pay the exercise price (the "Exercise Price") of any and all Rights that are or become exercisable at any time during the term hereof (the respective Employer securities underlying any such Rights being herein referred to as the "Underlying Securities"), by any, or any combination, of the following means:

                  "(i) by Employee's execution and delivery of a full recourse promissory note drawn payable to Employer in a principal amount equal to the Exercise Price, which note shall bear interest at a market rate to be established at the date of the respective exercise, shall (without limiting the full recourse nature thereof) be secured by such of the respective Underlying Securities as Employee shall thereby be exercising upon, shall become due and payable on not later than the due date specified therein, the expiration date of this Agreement or, on a pro rata basis, the disposition of any or all of the Underlying Securities constituting security therefor, and shall provide that the principal amount thereof (together with all interest accrued thereon) may be prepaid in its entirety at any time without penalty, and shall be paid in its entirety when the same shall become due and payable, either in cash or pursuant to subsection (ii) hereof, or by any combination thereof, as Employee may elect with respect to any such payment;


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                  "(ii) by Employee's transfer to Employer of such number of shares of ACTV common stock as Employee shall have owned for at least six months and shall, at the date of Employee's delivery and transfer thereof to ACTV, have a fair market value equal to the Exercise Price (or such portion of the Exercise Price as Employee shall then be paying thereby); or

                  "(iii) by a cash amount equal to all or such portion of the Exercise Price as Employee may elect to pay in cash."

2. Agreement. The Agreement, as amended hereby, is hereby ratified and confirmed in its entirety and shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this instrument effective as of the date first set forth above.

                                    ACTV, INC.


                                    By: /s/ David Reese
                                        --------------------------
                                         David Reese,
                                         Chief Executive Officer



                                    /s/ Bruce Crowley
                                    ---------------------------------
                                          BRUCE CROWLEY



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